Exhibit 10.4

EXECUTION COPY

LONG-TERM SERVICES AGREEMENT

by and between

CITILIFE FINANCIAL LIMITED

and

PRIMERICA LIFE INSURANCE COMPANY

Dated as of April 7, 2010

ii.

SCHEDULES

Schedule 2.1	Services
Schedule 2.3	Additional Services
Schedule 2.4	Service Coordinators
Schedule 4.1	Fees
Schedule 8.6	Data Protection Agreement
Schedule 12.14	Executive Committee

iii.

LONG-TERM SERVICES AGREEMENT

This LONG-TERM SERVICES AGREEMENT (this “Agreement”), dated as of April 7, 2010 (the “Effective Date”), by and between CITILIFE FINANCIAL LIMITED, an Irish life insurance company (“CitiLife”), and PRIMERICA LIFE INSURANCE COMPANY, a Delaware corporation (“Primerica,” together with CitiLife, the “Parties,” and each individually a “Party”).

WHEREAS, Citigroup, Inc., the ultimate parent of CitiLife, is the indirect owner of all of the issued and outstanding common stock of Primerica immediately prior to the date hereof; and

WHEREAS, in contemplation of Primerica ceasing to be so wholly owned by Citigroup Inc., the Parties hereto have determined that it is necessary and desirable to set forth certain agreements that will govern certain matters between the Parties hereto following the completion of the initial public offering of the common stock of Primerica as of the date hereof, and this Agreement is one such agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless the context clearly requires otherwise, the following terms shall have the following meanings:

“AAA” shall have the meaning set forth in Section 12.15.

“Additional Service” shall have the meaning set forth in Section 2.3(a).

“Affiliate” shall mean, with respect to a Party, any person or entity that, directly or indirectly, Controls, or is Controlled by, or is under common Control with, such Party. For the purposes of this Agreement, neither Party shall be deemed an Affiliate of the other.

“Base Cost” shall have the meaning set forth in Section 4.1(a).

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or other day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York, Spain, Ireland, and the United Kingdom.

“Change of Control” shall mean, with respect to a Party, the occurrence of any of the following events, in a single transaction or a series of related transactions: (a) any consolidation or merger of such Party with or into any other entity in which the holders of such Party’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer or assignment of securities of such Party representing a majority of the voting power of all of such Party’s outstanding voting securities to an acquiring party or group; or (c) the sale of all or substantially all of such Party’s assets.

“CitiLife Indemnified Parties” shall have the meaning set forth in Section 10.2.

“Confidential Material” shall have the meaning set forth in Section 6.1.

“Contract Year” shall mean each consecutive twelve (12) month period during the Term commencing on the Effective Date, provided that if this Agreement expires or is terminated prior to the end of any such twelve (12) month period, that Contract Year shall end on the expiration date or termination date, as applicable.

“Control” and its derivatives mean legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding voting capital stock (or other ownership interest, if not a corporation) of an entity, or actual managerial or operational control over such entity.

“Covered Contracts” shall mean, collectively, all active contracts of insurance and reinsurance issued by CitiLife or its predecessor in interest prior to the Effective Date.

“Data Protection Agreement” shall have the meaning set forth in Section 8.6.

“Data Protection Laws” shall mean any data protection Laws, privacy Laws, or other Laws relating to the protection of personal data, whether currently in force or enacted during the Term; provided that CitiLife shall promptly notify Primerica of any such Laws applicable to the Services which are enacted during the Term.

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“Dispute” shall have the meaning set forth in Section 12.14.

“Executive Committee” shall have the meaning set forth in Section 12.14.

“Fees” shall have the meaning set forth in Section 4.1.

“Force Majeure Event” shall have the meaning set forth in Section 3.4(a).

“Governmental Authority” means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange.

“Historical Methodology” means the process used prior to the Effective Date to determine the fees and costs charged to CitiLife for the Services.

“Indemnified Parties” shall mean the CitiLife Indemnified Parties and the Primerica Indemnified Parties.

“Indemnified Party Counsel” shall have the meaning set forth in Section 10.3(b)(iv).

“Indemnifying Party” shall mean (a) CitiLife, with respect to any claim for or right to indemnification pursuant to Article X by a Primerica Indemnified Party, and (b) Primerica, with respect to any claim for or right to indemnification pursuant to Article X by a CitiLife Indemnified Party.

“Indemnity Payments” shall have the meaning set forth in Section 10.6.

“Intellectual Property” shall mean all intellectual property, including all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications, and patent disclosures, together with provisionals, reissuances, continuations, continuations-in-part divisions, revisions, extensions, and reexaminations thereof, (ii) Trademarks, (iii) copyrights and website content, and applications, registrations, and renewals in connection therewith, (iv) trade secrets, know-how and confidential business information and, (v) software (in any form), and electronic data, databases, and data collections.

“Intercompany Agreement” shall mean the Intercompany Agreement by and between Citigroup, Inc. and Primerica, dated as of April 7, 2010.

“Law” shall mean any law, rule, regulation, ordinance, treaty, writ, judicial decision, judgment, injunction, decree, determination, award or other order of any Governmental Authority or any guidance or code of conduct published by any Regulatory Bodies.

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“Losses” shall mean all losses, liabilities, claims, damages, settlements, judgments, awards, actions, suits, fines, penalties, assessments, and all related costs and expenses (including taxes, reasonable attorneys’ fees and disbursements, and costs of investigation, litigation and settlement).

“Network” shall mean a Party’s and its Affiliates’ information systems, including all data they contain and all computer software and hardware.

“Pass-Through Expenses” shall have the meaning set forth in Section 4.1.

“Personal Data” shall have the meaning set forth in Article 2 of Directive 95/46/EC of the European Parliament and Council.

“Personnel” shall mean, with respect to any Party, the employees, officers, agents, independent contractors and consultants of (a) such Party, (b) the Affiliates of such Party and (c) any third parties engaged by such Party or its Affiliates to provide a Service.

“Primerica Indemnified Parties” shall have the meaning set forth in Section 10.1.

“Regulatory Bodies” shall have the meaning set forth in Section 5.5.

“Retained Business” shall mean the business of CitiLife as it was operated by CitiLife with respect to the Covered Contracts in the ordinary course prior to the Effective Date.

“Rules” shall have the meaning set forth in Section 12.15.

“Sales Taxes” shall have the meaning set forth in Section 4.4.

“Service Coordinator” shall have the meaning set forth in Section 2.4.

“Service Data” shall have the meaning set forth in Section 7.1(c).

“Services” shall mean the Services and Additional Services including any and all systems, feeds, Networks and Intellectual Property to which a Party has access prior to the Effective Date and which are necessary to provide or receive such Services.

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“Term” shall have the meaning set forth in Section 11.1.

“Termination Phase” shall have the meaning set forth in Section 11.4(a).

“Termination Phase Services” shall have the meaning set forth in Section 11.4(b).

“Third Party Claim” shall have the meaning set forth in Section 10.1.

“Trademarks” shall mean all registered and unregistered trademarks, service marks, Internet domain names and other similar designations of source or origin, together with the goodwill associated with any of the foregoing.

ARTICLE II

SERVICES

Section 2.1 Services to be Provided to CitiLife.

(a) Primerica shall provide, or, subject to Section 2.1(b) of this Agreement, shall cause its Affiliates or third-party service providers to provide, to CitiLife all the services set forth on Schedule 2.1 (the “Services”).

(b) Primerica shall not subcontract any portion of the Services to be performed under this Agreement (including to Affiliates of Primerica) or replace any existing subcontractor without the prior written consent of CitiLife, which consent shall not be unreasonably withheld, conditioned or delayed. Primerica shall only subcontract such Services or replace any existing subcontractor to the extent that such subcontracting or replacement is not prohibited by applicable Law. Primerica shall be responsible for the performance or non-performance of any subcontractor, and shall remain responsible for the performance of the Services in accordance with this Agreement.

Section 2.2 Management of Services.

(a) Except as may otherwise be expressly provided in this Agreement, the management of and control over the provision of the Services shall reside solely with Primerica, and notwithstanding anything to the contrary herein but subject to the provisions of Article VIII, Primerica shall at any time be permitted to (a) choose the methodology, systems and applications it utilizes in the provision of the Services, including without limitation the location from which any Service is provided at any time and (b) subject to Section 7.14 of the Intercompany Agreement, change its policies or procedures; provided that Primerica shall provide reasonable advance written notice to CitiLife of any change in order for CitiLife to make, in an appropriate and economical

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manner, all necessary modifications required as a result of the changes. CitiLife shall bear all costs associated with the necessary modifications CitiLife may be required to make as a result of Primerica’s changes. Notwithstanding any changes, Primerica shall remain responsible for the performance of the Services in accordance with this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, in the event of a change in Law or other request made by a Governmental Authority or a Regulatory Body to CitiLife that requires a change in the Services in order to bring the Services or CitiLife into compliance with such Law or request, CitiLife shall so notify Primerica, and Primerica shall make, in an appropriate and economical manner, all necessary modifications required as a result of such change in Law or request. CitiLife shall bear all costs associated with the necessary modifications Primerica may be required to make as a result of such change in Law or request.

Section 2.3 Additional Services.

(a) If CitiLife desires to receive an additional service (or to expand the scope or lengthen the duration of any Service), the Service Coordinators shall meet (in person or by telephone) within ten (10) days of Primerica’s receipt of a written notice by CitiLife to discuss in good faith CitiLife’s request for such additional service (or such expanded scope or lengthened duration of a Service) (each such service, to the extent provided, an “Additional Service”). Primerica shall provide such Additional Service only upon mutual agreement of the Parties on the scope, terms, Base Cost and duration of all Additional Services, all of which shall be set forth on Schedule 2.3; provided, that Primerica must provide any Additional Service requested by CitiLife that is reasonably related to the Services then being provided by Primerica in order to comply with any applicable Law.

Section 2.4 Service Coordinators. CitiLife and Primerica shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators. The initial Service Coordinators for Primerica and CitiLife, including relevant contact information, are set forth on Schedule 2.4. Either Party may replace its Service Coordinator at any time by providing notice in accordance with Section 12.3 of this Agreement.

Section 2.5 Standard of Performance. Primerica shall (and shall cause any party performing services on its behalf to) use commercially reasonable efforts, skill and judgment in providing the Services. Without limiting the foregoing, all Services shall be provided in a timely and professional workmanlike manner, consistent with (a) applicable Law, (b) applicable insurance department requirements, and (c) recent past practice prior to the Effective Date, including with respect to timeliness.

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Section 2.6 Cooperation.

(a) Each Party shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause its respective Affiliates and third-party service providers, to cooperate reasonably with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any changes to a Party’s operating environment or Personnel (especially changes with respect to employee status), and working with the other Party to minimize the effect of such changes.

(b) CitiLife will use commercially reasonable efforts to provide information and documentation sufficient for Primerica to perform the Services in the manner they were provided in the ordinary course prior to the Effective Date, and will use commercially reasonable efforts to make available, as reasonably requested by Primerica, sufficient resources and timely decisions, approvals and acceptances in order that Primerica may perform its obligations under the agreement in a timely and efficient manner.

(c) CitiLife shall follow, and shall cause its respective third-party service providers to follow, the policies, procedures and practices with respect to the Services followed by Primerica immediately prior to the Effective Date, except for any changes to such policies, procedures and practices required due to changes in applicable Law (or changes in the interpretation or enforcement of applicable Law) following the Effective Date. A failure of CitiLife to act in accordance with this Section 2.6 that prevents Primerica or its Affiliates or third parties from providing a Service hereunder shall relieve Primerica of its obligation to provide such Service until such time as the failure has been cured; provided, that Primerica has previously notified CitiLife in writing of such failure.

Section 2.7 Conduct of Affiliates. To the extent that any Service is provided or received by an Affiliate of a Party, such Party shall cause such Affiliate to comply with the terms and conditions of this Agreement relating to the provision and receipt of the Services as if such Affiliate were a named Party under this Agreement.

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ARTICLE III

LIMITATIONS

Section 3.1 General Limitations.

(a) Unless expressly provided otherwise herein (i) Primerica shall be required to provide the Services hereunder only to the extent that such Services were provided to CitiLife or its Affiliates in the ordinary course prior to the Effective Date and (ii) the Services shall be available only for the purposes of conducting the Retained Business.

(b) In no event shall Primerica (or its Affiliates) be obligated to maintain the employment of any specific employee or, unless CitiLife agrees to bear all associated costs, acquire any specific additional equipment or software; provided, that Primerica shall remain responsible for the performance of the Services in accordance with this Agreement.

Section 3.2 Third Party Limitations. Each Party acknowledges and agrees that the Services provided by Primerica through third parties or using third-party Intellectual Property are subject to the terms and conditions of any applicable agreements between Primerica and such third parties. If Primerica provides a Service through third parties or using third-party Intellectual Property, Primerica shall use commercially reasonable efforts to (a) obtain any necessary consent from such third parties in order to provide such Services or (b) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant Services sufficient for CitiLife’s purposes. All costs associated with (a) and (b), above, shall be borne by CitiLife; provided that Primerica shall not incur any such costs without the prior written consent of CitiLife. If any such acceptable alternative arrangement is not reasonably available or CitiLife does not consent to pay such additional costs, Primerica shall not be required to provide such Service.

Section 3.3 Compliance with Laws. Primerica shall not provide nor shall cause to be provided, any Service to the extent that the provision of such Service would require Primerica, any of its Affiliates or any of their respective Personnel to violate (a) any applicable Law or (b) any policies and/or procedures of Primerica that were established in response to regulatory concerns. If at any time during the term of this Agreement, either Party becomes aware of any facts or circumstances which would cause the provision of any Service to result in any such violation, such Party, as applicable, shall promptly give notice thereof to the other Party; provided (a) Primerica make commercially reasonable efforts to provide acceptable alternative arrangements to provide the relevant Services sufficient for CitiLife’s purposes in a manner that complies with applicable Law and (b) all costs associated with the acceptable alternative arrangement shall be borne by CitiLife.

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Section 3.4 Force Majeure

(a) If Primerica or any third party engaged by Primerica to perform the Services is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, fire, explosion, accident, floods, earthquakes, embargoes, epidemics, war, acts of terrorism, or nuclear disaster) (each, a “Force Majeure Event”), Primerica shall not be obligated to deliver the affected Services during such period, and CitiLife shall not be obligated to pay for any Services not delivered.

(b) Upon the occurrence of a Force Majeure Event, Primerica shall promptly give written notice to CitiLife of the Force Majeure Event upon which it intends to rely to excuse its performance, and of the expected duration of such Force Majeure Event. The duties and obligations of Primerica hereunder shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents Primerica from performing its duties and obligations hereunder.

(c) During the duration of a Force Majeure Event, Primerica shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, CitiLife may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services.

(d) For the period beginning thirty (30) days after the occurrence of a Force Majeure Event and ending upon the termination of such Force Majeure Event, Primerica shall pay or reimburse, as applicable, the difference, if any, between (i) all of CitiLife’s reasonable costs associated with any replacement Services and (ii) the amount CitiLife would have paid to Primerica under the terms of this Agreement for the provision of such Services had Primerica continued to perform such Services.

Section 3.5 Disaster Recovery Services.

(a) Primerica will maintain disaster recovery and business continuity facilities and contingency plans, consistent with its historical practice, to the reasonable satisfaction of CitiLife with the purpose of ensuring the continued performance of all of the Services notwithstanding any disaster or event, but not including a Force Majeure Event, which would otherwise adversely affect the performance of such Services.

(b) Primerica agrees to establish and operate all necessary back-up and recovery procedures, consistent with its historical practice, on its operating and information technology systems to ensure that data integrity is maintained and that data relating to the Retained Business that is maintained by Primerica pursuant to this Agreement will not be lost or destroyed.

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(c) Primerica shall not be required to provide disaster recovery services to the extent that CitiLife has materially altered the equipment, hardware or software to which such disaster recovery services pertain.

Section 3.6 No Adverse Effect. In providing the Services, Primerica shall not take any action that could reasonably be expected to have a material adverse effect on the Retained Business, or on the ability of CitiLife to comply with its obligations under this Agreement, without obtaining CitiLife’s prior written consent.

ARTICLE IV

PAYMENT

Section 4.1 Fees.

(a) In consideration for the Services, CitiLife shall pay to Primerica (i) Primerica’s internal costs for the Services (x) as determined in a manner consistent with the Historical Methodology or (y) in the case of an Additional Service, as expressly agreed by the Parties after the Effective Date (the “Base Cost”), plus (ii) third party costs incurred by Primerica for the Services, which shall be allocated in a manner consistent with the Historical Methodology and shall be charged to CitiLife on a pass-through basis (“Pass-Through Expenses”); provided, that the EDP Supplies Services and Vendor Software Annual Maintenance Services set forth on Schedule 4.1 shall be charged to CitiLife on a pass-through basis plus an additional mark-up of ten percent (10%), plus (iii) to the extent not covered by the Base Cost or the Pass-Through Expenses, any reasonable out-of-pocket expenses incurred by Primerica in providing the Services, in accordance with Primerica’s existing expense policies, which are incidental to providing the Services and are not incorporated in the Historical Methodology (together with the Base Cost and Pass-Through Expenses, the “Fees”); provided that any out-of-pocket expenses shall be agreed upon in advance by the Parties unless such out-of-pocket expenses were passed through to CitiLife in the ordinary course prior to the Effective Date. The current Base Cost and Pass-Through Expenses for the Services are set forth on Schedule 4.1.

Section 4.2 Adjustments to Base Cost. On the first anniversary of the Effective Date, the Base Cost of the Services shall be increased by an amount equal to three percent (3%) of the Base Cost applicable in the first Contract Year. On each subsequent anniversary of the Effective Date, the Base Cost of the Services shall be increased by a compounded rate equal to the percentage increase, if any, in the employment cost index published by the United States Bureau of Labor Statistics at http://www.bls.gov on each subsequent anniversary date of the Effective Date.

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Section 4.3 Billing and Payment Terms.

(a) Primerica shall invoice CitiLife for the Services on a monthly basis (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon) for all Services that Primerica delivered during the preceding month, denominated in U.S. Dollars. Each such invoice shall be payable within sixty (60) days after CitiLife’s receipt of the invoice and payment of such invoices shall be made by CitiLife to Primerica in U.S. Dollars.

(b) If any undisputed invoice or undisputed portion of an invoice is not paid in full within sixty (60) days after the date of the invoice, interest shall accrue on the unpaid amount at the annual rate equal to the “Prime Rate” as reported in The Wall Street Journal on the thirtieth (30th) day after the date of the invoice (or, if such day is not a Business Day, the first Business Day immediately after such day), calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed between the end of the sixty (60) day period and the actual payment date.

(c) CitiLife may dispute any or all charges within ninety (90) days after the receipt of the applicable invoice. If CitiLife disputes any charges, the Parties shall work together in good faith to resolve such dispute in accordance with Section 12.14. CitiLife may, without being in breach of this Agreement, withhold payment of any such fees or charges disputed in good faith by CitiLife if (i) CitiLife pays to Primerica all undisputed items comprised in the same invoice as the disputed items; (ii) CitiLife provides a written statement to Primerica on or before the due date of such payment describing in reasonable detail and specificity the basis of the dispute and the amount being withheld; and (iii) such written statement is signed by the CitiLife Service Coordinator or other authorized CitiLife officer, who represents on behalf of CitiLife that the amount in dispute has been determined in good faith after due investigation of the facts. Upon resolution of the dispute, CitiLife shall pay any amount determined to be paid to Primerica within forty-five (45) calendar days after such final resolution. A failure by CitiLife to dispute a charge within ninety (90) days after receipt of invoice shall not waive CitiLife’s audit and collection rights under Article V.

(d) The Parties acknowledge that there may be a lag in the submission of invoices for Pass-Through Expenses from third parties relating to the provision of Services, and that Primerica shall use commercially reasonable efforts to obtain such third-party invoices, and to provide same to CitiLife, in a timely fashion.

(e) The existence of a dispute pursuant to Section 4.3(c) above shall not excuse either Party from any other obligation under this Agreement, including Primerica’s obligations to continue to provide Services hereunder.

Section 4.4 Sales Taxes. All consideration under this Agreement is exclusive of any sales, transfer, value-added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but

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excluding all other taxes including taxes based upon or calculated by reference to income or capital) imposed against or on Services provided (“Sales Taxes”) by Primerica hereunder and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice to CitiLife. All taxable goods and Services for which CitiLife is compensating, or reimbursing, Primerica shall be set out separately from non-taxable goods and Services, if practicable. CitiLife shall be responsible for any such Sales Taxes and shall either (a) remit such Sales Taxes to Primerica (and Primerica shall remit the such amounts to the applicable taxing authority) or (b) provide Primerica with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. In the event Primerica fails timely to invoice Sales Taxes on taxable goods or services covered by this Agreement, Primerica shall notify CitiLife and CitiLife shall remit such Sales Taxes to Primerica.

ARTICLE V

ACCESS AND SECURITY

Section 5.1 Access to Networks.

(a) Each Party must provide the other Party with access to such Party’s Network via a secure, industry-standard method selected by such Party with reasonable input from such other Party, as necessary to provide or receive the Services, as applicable; provided, that no Party shall be required to accept a method selected by the other Party to the extent that such method would require such Party to violate its generally applicable policies and procedures; and provided further that the cost of providing access shall be borne by CitiLife pursuant to Section 4.1.

(b) Each Party agrees to take all reasonable steps to prevent the unauthorized or illegal access to the Network of the other Party.

(c) Each Party shall only use (and will use its best efforts to ensure that its Personnel only use) the other Party’s Network for the purpose of providing or receiving, and only to the extent required to provide or receive, the Services, as applicable.

(d) Neither Party shall allow nor permit its agents or subcontractors to use or have access to the other Party’s Network except to the extent that such other Party gives its express prior written approval for such use or access by each relevant agent or subcontractor.

(e) Neither Party shall (and shall use its best efforts to ensure that its Personnel shall not): (i) use the other Party’s Network to develop software, process data or perform any work or services other than for the purpose of providing or receiving the Services, (ii) break, interrupt, circumvent, adversely affect or attempt to break, interrupt, circumvent or adversely affect any security system or measure of the other Party; (iii) obtain, or attempt to obtain, access to any hardware, program or data

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comprised in the other Party’s Network except to the extent reasonably necessary to perform or receive the Services; or to which such other Party has given its prior written consent for such Party to obtain or attempt to obtain such access; or (iv) use, disclose or give access to any part of the other Party’s Network to any third party, other than its agents and sub-contractors authorized by such other Party in accordance with this Section 5.1. All user identification numbers and passwords for a Party’s Network disclosed to the other Party, and any information obtained from the use of such Party’s Network, shall be deemed Confidential Material of such Party.

(f) If a Party or any of its Personnel breach any provision of this Article, such Party shall promptly notify the other Party of such breach and cooperate as requested by such other Party in any investigation of such breach.

(g) A material failure to comply with the provisions of this Section 5.1 shall constitute a material breach of this Agreement.

Section 5.2 Policies and Procedures.

(a) CitiLife shall (and shall use its best efforts to ensure that its Personnel) comply with all policies, procedures and regulations of Primerica relating to confidentiality, continuity of business and computer and network security measures, including data encryption policies and procedures established by Primerica, to the extent that such polices, procedures and regulations have been disclosed to CitiLife and relate to CitiLife’s receipt of the Services; provided that to the extent that any such Primerica policies, procedures or regulations conflict with any CitiLife policies, procedures or regulations relating to Personal Data, then CitiLife shall not be required to comply with the conflicting portion of such Primerica policies, procedures or regulations and Primerica shall comply with the relevant CitiLife policies, procedures or regulations relating to Personal Data, to the extent of such conflict.

(b) Each Party shall ensure that when entering or within the other Party’s premises, all such Party’s Personnel must establish their identity to the satisfaction of security Personnel and comply with all directions given by them, including directions to display any identification cards provided by such other Party or to vacate the premises of such other Party.

Section 5.3 Record Retention. Except as otherwise expressly set forth herein with respect to Service Data, Primerica shall take reasonable steps to preserve and maintain all records relating to the Services provided hereunder in commercially reasonable electronic format, which records shall be retained by Primerica or its Affiliates for the period of time specified in Primerica’s record retention policies and procedures.

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Section 5.4 Audit

(a) CitiLife may from time to time review or audit any document, information or matter relating to Primerica’s performance under this Agreement, including Primerica’s compliance with its obligations under Article VIII, through its own staff or through contractors, agents, auditors or advisers and will ensure that such persons are bound by confidentiality provisions substantially similar to those contained in Article VI.

(b) Primerica will provide CitiLife and its Personnel, auditors and advisers with such information, assistance and access to Primerica’s premises, employees and documentation as is reasonable in order that they may fully and promptly carry out each audit described in Section 5.4(a); provided, that: (i) CitiLife will permit Primerica the opportunity to deliver up any information required by CitiLife prior to CitiLife carrying out any audit hereunder which may render an audit visit unnecessary; (ii) such access shall not unreasonably interfere with the conduct of the business Primerica; and (iii) in the event Primerica reasonably determines that affording any such access to CitiLife would be commercially detrimental in any material respect or violate any applicable Law or any agreement to which Primerica is a party, or waive any attorney-client privilege applicable to Primerica, the Parties shall use reasonable efforts to permit the compliance with such request in a manner that avoids such harm or consequence.

Section 5.5 Regulatory Audit. In addition to the rights set out above, Primerica acknowledges and agrees that certain government departments and regulatory, statutory and other entities, committees and bodies which, whether under Law or codes of practice or otherwise, are entitled to regulate, investigate or influence any matters within this Agreement or any other affairs of CitiLife (collectively, “Regulatory Bodies”) from time to time require the right, whether by virtue of Law or code of practice or otherwise, to investigate the affairs of Primerica; and, accordingly, Primerica agrees to provide such access as is referred to in Section 5.4 and all such other access, information and assistance as such Regulatory Bodies properly require in order to fulfill such requirements. CitiLife shall bear any reasonable, out-of pocket costs incurred by Primerica in providing such access, information and assistance. If Primerica considers that any requirement relates to information which is confidential to Primerica, Primerica will be entitled to disclose the information directly to the Regulatory Body without having to disclose it to CitiLife.

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Section 5.6 Audit Results

(a) Without prejudice to CitiLife’s other rights under this Agreement, if CitiLife’s exercise of its rights under this Article V results in audit findings that Primerica has failed to perform its material obligations under this Agreement, CitiLife will make the audit findings available to Primerica, and the Parties will use all reasonable efforts to agree to a remedial plan and a timetable for achievement of the planned actions or improvements. Following agreement of the timetable, Primerica will implement that plan in accordance with the agreed timescales and will confirm its completion by a notice in writing to CitiLife. If Primerica fails to agree or implement such plan, CitiLife will be entitled to terminate this Agreement or any part thereof pursuant to the provisions of Article X.

(b) If CitiLife’s exercise of its rights under this Article V results in audit findings that any Fees have been overpaid by CitiLife, then upon receiving notice of such audit findings, the appropriate reduction will be made to the next applicable invoice(s). If such audit findings show that CitiLife overpaid by five percent (5%) or greater, Primerica shall bear any costs associated with such audit.

Section 5.7 Reporting. Primerica shall notify CitiLife as soon as reasonably practicable upon the occurrence of any event or events of which it becomes aware which would prejudice Primerica’s ability to perform the Services effectively and in compliance with all applicable Laws.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Materials. Each Party shall keep confidential and shall not, without the prior written consent of the other Party, make available or disclose to any person, or make or permit any use of Confidential Material by any person, any information or material of the other Party or its Affiliates that is or has been (a) disclosed by such other Party or its Affiliates under or in connection with this Agreement, whether orally, electronically, in writing or otherwise, including copies, or (b) learned, acquired, or generated by the other Party in connection with this Agreement, including the terms of this Agreement (collectively, “Confidential Material”). Notwithstanding the foregoing, Confidential Material may be disclosed on an as needed basis to Personnel of the receiving Party as required for the purpose of fulfilling the receiving Party’s obligations under this Agreement. Each Party shall take all reasonable steps to require that any such Confidential Material disclosed to any such Personnel in accordance with this Section 6.1 is treated as confidential by such Personnel and shall require its subcontractors to enter into a confidentiality agreement which imposes confidentiality obligations no less protective of the Confidential Material than those imposed upon under this Agreement. The receiving Party will be liable to the disclosing Party for any non-compliance by its Personnel who are not employees or officers to the same extent it would be liable for non-compliance by its employees or officers.

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Section 6.2 Permitted Disclosures. The provisions of this Article VI shall not apply to any Confidential Material which: (a) is or becomes commonly known within the public domain other than by breach of this Agreement or any other agreement that CitiLife or Primerica has with any third party; (b) is obtained from a third party who is lawfully authorized to disclose such information free from any obligation of confidentiality; or (c) is independently developed without reference to any Confidential Material.

Section 6.3 Disclosure in Compliance with Law. Nothing in this Article VI shall prevent either Party from disclosing Confidential Material where it is required to be disclosed by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable Law; provided, however, that a Party that is so required to disclose Confidential Material shall, if legally permitted, give the other Party prior reasonable notice as soon as possible, of such required disclosure so as to enable such other Party to seek relief from such disclosure requirement or measures to protect the confidentiality of the disclosure.

Section 6.4 Unauthorized Disclosures. Each Party shall immediately inform the other Party in the event that it becomes aware of the possession, use or knowledge of any of such other Party’s Confidential Material by any person not authorized to possess, use or have knowledge of the Confidential Material and shall at the request of such other Party provide such reasonable assistance as is required by such other Party to mitigate any damage caused thereby.

Section 6.5 Failure to Comply. Failure by a Party to comply with this Article VI shall constitute a material breach of this Agreement.

Section 6.6 Injunctive Relief. Without prejudice to any other rights or remedies that a Party may have, each Party acknowledges that the other Party may not have an adequate remedy at law for any breach by such Party or its Personnel of the provisions of this Article VI, and, therefore, any such other Party shall be entitled to equitable relief including injunctive relief. Each Party agrees to provide reasonable assistance at its own expense or to join at the request of the other Party in any action against any of such Party’s staff where such other Party is seeking equitable relief, including injunctive relief, for any such breach.

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ARTICLE VII

INTELLECTUAL PROPERTY AND DATA

Section 7.1 Ownership of Data and Intellectual Property.

(a) CitiLife shall be the sole and exclusive owner of all Intellectual Property it creates hereunder. CitiLife hereby grants to Primerica a non-exclusive, non-sublicensable, non-transferable, limited license to use such Intellectual Property during the Term, solely to the extent required to provide the Services.

(b) Primerica shall be the sole and exclusive owner of all Intellectual Property it creates hereunder. Primerica hereby grants to CitiLife a non-exclusive, non-sublicensable, non-transferable, limited license to use such Intellectual Property during the Term, solely to the extent required to receive the Services.

(c) All data created, transmitted through or maintained pursuant to a Service and on behalf of CitiLife (“Service Data”) shall be owned by CitiLife, and following termination of this Agreement Primerica shall, in accordance with CitiLife’s instructions, either:

(i) store such data on behalf of CitiLife for the period of time specified in CitiLife’s record retention policies and procedures and shall, upon CitiLife’s request, provide CitiLife with complete access to such data in a commercially reasonable manner, including for the purposes of obtaining copies of such data, provided that the cost of obtaining such copies shall be borne by CitiLife;

(ii) return all such data and copies thereof to CitiLife; or

(iii) destroy all such data and copies thereof and certify to CitiLife that it has taken such actions.

(d) CitiLife may request that Primerica deliver (i) thirty (30) days prior to the expiration or effective date of termination of this Agreement or a Service, an extract of data for the Services to be used by CitiLife to test the ability of its replacement systems to perform the Services and (ii) on or prior to the date that is thirty (30) days following the expiration or effective date of termination of this Agreement or a Service, as applicable, a copy of all Service Data for such Services. In each case, Primerica shall (y) use commercially reasonable efforts to provide the requested data promptly following receipt of such request and (z) provide the requested data in its then-current format in accordance with CitiLife’s Transportable Media Policy. Primerica shall bear the costs of providing one (1) copy of data for testing purposes and one (1) final copy of Service Data with respect to each Service in accordance herewith, and CitiLife shall bear the costs of providing any other copies of data requested by CitiLife.

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ARTICLE VIII

DATA PROTECTION

Section 8.1 Compliance With Data Protection Laws. Primerica shall, and shall ensure that its Personnel and other representatives, comply with the provisions of any Data Protection Laws applicable to the provision of the Services, and Primerica must not do, or omit to do, and must ensure that its Personnel and other representatives do not do or omit to do, anything that would cause, or may be reasonably expected to cause CitiLife to be in breach of any provision of any Data Protection Laws or any registration of CitiLife made in accordance with the Data Protection Laws (to the extent Primerica has been notified of any such registration).

Section 8.2 Primerica Obligations. Without prejudice to Section 8.1 above, the Parties agree that Primerica is a data processor when processing Personal Data relating to the staff or customers of CitiLife. If a supervisory authority for data protection considers, or CitiLife reasonably considers based on applicable Law, that Primerica is a data controller, not a data processor, then either (a) the Parties will modify the Services such that Primerica is not considered a data controller; provided that any such modifications shall not adversely affect, in any material respect, any of the Services to be provided by Primerica to CitiLife under Section 2.1 or (b) if such modifications would materially adversely affect the Services, Primerica shall make any changes to this Section 8.2 as CitiLife may reasonably require in order for CitiLife and the Services to comply with applicable Law; provided that CitiLife shall bear any costs incurred by Primerica in making such modifications to the Services or implementing such changes to this Section 8.2, as applicable. When Primerica processes Personal Data as a data processor, it shall:

(a) only carry out processing on the instructions of CitiLife from time to time and promptly comply with any such instructions;

(b) include in any contract with third parties or subcontractors who will process Personal Data directly or indirectly on behalf of CitiLife, provisions in favor of CitiLife which are equivalent to those in this Article VIII, including sufficient guarantees in respect of the appropriate technical and organizational measures governing the data processing;

(c) promptly refer to CitiLife any queries from data subjects, any data protection supervising authority, or any law enforcement authority, in each case relating to the Services or the Personal Data, for CitiLife to resolve;

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(d) promptly provide such information to CitiLife as may be reasonably required to allow it to comply with the rights of data subjects, to the extent CitiLife does not already have access to such information, including subject access rights, or with information notices served by the relevant law enforcement authority or to facilitate timely resolution of any of the foregoing or any related matter;

(e) comply with the security breach notification procedures that may be provided by CitiLife from time to time, and promptly notify CitiLife in writing if this Article VIII has, may have been, or is likely to be breached, in sufficient detail to enable CitiLife to mitigate any liability it may incur;

(f) cooperate with CitiLife to assist CitiLife in investigating and mitigating any breach of this Article VIII (including the provision of regular updates on the status of the breach);

(g) ensure that the Services are provided in accordance with Primerica’s information security policies and procedures; provided that any material changes to such policies and procedures relating to Personal Data following the Effective Date shall be subject to CitiLife’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed;

(h) take security, technical and organizational measures to prevent unauthorized or accidental access to, alteration, disclosure, or loss and destruction of Personal Data; and

(i) only transfer Personal Data to another country if and to the extent expressly authorized by CitiLife in writing. To the extent that Personal Data owned or controlled by CitiLife located in the European Union is transferred to a country outside of the European Union, Primerica shall ensure an adequate level of protection for the rights of the data subject after written authorization by CitiLife which may be granted subject to such conditions as CitiLife thinks are necessary to ensure adequate protection of the data.

Section 8.3 Integrity of Data. Primerica must take reasonable precautions (having regard to the nature of its other respective obligations under this Agreement) to preserve the integrity of any data of CitiLife processed by Primerica as part of the Services and to prevent any corruption or loss of such data. Primerica shall implement (and update from time to time as needed) the appropriate technical, organizational, and security measures (including any specific security measures specified in a Data Protection Agreement) to protect CitiLife data against unauthorized or unlawful processing and against accidental loss, destruction, damage, disclosure, or alteration and provide CitiLife with a written detailed description of such measures promptly on request from time to time.

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Section 8.4 Data Back-up. Primerica and CitiLife shall agree on a back-up procedure that shall require both Parties to back up data and in any event Primerica shall make a back up copy of CitiLife’s data every day and record the copy on media from which CitiLife’s data can be re-loaded in the event of any corruption or loss of CitiLife’s data.

Section 8.5 Corruption of Data. In the event that CitiLife’s data is corrupted or lost as a result of any breach of this Agreement by Primerica, CitiLife may, in addition to any other remedies that may be available to it under this Agreement, elect to pursue either of the following remedies:

(a) CitiLife may require Primerica at its own expense to restore or procure the restoration of CitiLife’s data; or

(b) CitiLife may itself restore or procure restoration of CitiLife’s data, and shall be repaid by Primerica for any reasonable expenses so incurred.

Section 8.6 Data Protection Agreements.

(a) For the purposes of complying with Directive 95/46/EC with respect to customer data, Primerica and CitiLife shall either (i) enter into an agreement in the form set forth in Schedule 8.6 (the “Data Protection Agreement”) or (ii) otherwise ensure that the processing of such data by Primerica is within the scope of a Data Protection Agreement executed by Primerica and CitiLife in each relevant country and approved by applicable data protection Regulatory Bodies, where required. For the purposes of Directive 95/46/EC and the applicable implementing legislation, Primerica shall be a “processor” of CitiLife customer data, as such term is defined in Directive 95/46/EC, and shall only process CitiLife customer data pursuant to CitiLife’s instructions. Upon the enactment of any new Data Protection Laws or changes to existing Data Protection Laws in the European Union, Primerica and CitiLife shall amend the Data Protection Agreement or enter into (or to the extent required by any applicable Data Protection Laws, cause any Primerica Affiliates or CitiLife Affiliates to enter into) further Data Protection Agreements, in accordance with Section 3.3. Primerica and CitiLife shall process and maintain trans-border exchanges of CitiLife customer data in the manner set forth in the Data Protection Agreement.

(b) In all cases of disclosure of CitiLife customer data to any third party (whether or not such third party is a Primerica Affiliate) Primerica shall enter into a written agreement with such third party which places obligations on such third party which shall be no less restrictive than the obligations placed on the Data Importer (as defined in the Data Protection Agreement set forth in Schedule 8.6) under the Data Protection Agreement, and which provides adequate assurance that CitiLife customer data will only be transferred or processed in a manner which is consistent with the Data Protection Laws.

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(c) If CitiLife determines, in its sole discretion, that (i) a newly enacted Data Protection Law, (ii) a change to an existing Data Protection Law in the European Union, or (iii) the requirements of any Data Protection Laws other than Directive 95/46/EC require CitiLife to amend or otherwise enter into any further or additional agreements as contemplated by Section 8.6(a) or Section 8.6(b) above, Primerica and CitiLife shall enter into such further or additional agreements.

ARTICLE IX

DISCLAIMER OF WARRANTIES

Section 9.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER, AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE.

ARTICLE X

INDEMNIFICATION

Section 10.1 Indemnification of Primerica. Subject to the terms of this Article X, from and after the Effective Date, CitiLife shall indemnify, defend, save and hold harmless Primerica and its Affiliates and each of their respective Personnel and directors and each of their successors and assigns (collectively, the “Primerica Indemnified Parties”), from and against any and all Losses (including such reasonable fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any action, suit, proceedings, claim, arbitration, investigation or litigation, whether civil or criminal, at law or in equity, made or brought by a third party that is not an Affiliate of the Indemnified Party (each, a “Third Party Claim”) to the extent resulting from or arising out of CitiLife’s material breach of this Agreement.

Section 10.2 Indemnification of CitiLife. Subject to the terms of this Article X, from and after the Effective Date, Primerica shall indemnify, defend, save and hold harmless CitiLife and its Affiliates and each of their respective Personnel and directors and each of their successors and assigns (collectively, the “CitiLife Indemnified Parties” and, together with the Primerica Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses (including such reasonable fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any Third Party Claim (a) resulting from or arising out of Primerica’s material breach of this Agreement or (b) alleging that the provision or receipt of the Services infringes or misappropriates such third party’s Intellectual Property.

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Section 10.3 Indemnification Procedures.

(a) Upon receipt by an Indemnified Party of notice of any Third Party Claim with respect to a matter for which such Indemnified Party is indemnified under this Article X that has or is expected to give rise to a claim for Losses, the Indemnified Party shall promptly (but in any event within ten (10) days of receipt of such Third Party Claim) notify the Indemnifying Party in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice shall (i) describe such Third Party Claim in reasonable detail, including the facts underlying each particular claim and the specific sections of this Agreement pursuant to which indemnification is being sought for each such set of facts; (ii) attach copies of all material written evidence upon which such claim is based; and (iii) set forth the estimated amount of the Losses that have been or may be sustained by an Indemnified Party.

(b) The Indemnifying Party shall have sixty (60) days after receipt of a written notice that complies with the requirements of Section 10.3(a) to elect, at its option, to exercise its right to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the applicable Party shall have sole control of the defense (including selecting counsel) of any Third Party Claim brought against such Party by (i) any customer of such Party or (ii) any Regulatory Body or other supervisory agency, notwithstanding the fact that such Party is indemnified by the Indemnifying Party for such Third Party Claim pursuant to Section 10.2; and provided, further, that, to the extent required to avoid any prejudice to the Indemnified Party’s rights or remedies with respect to such Third Party Claim, the Indemnified Party may conduct the defense of such claim in any manner not otherwise inconsistent with this Agreement prior to the Indemnifying Party’s exercise of such right. For any such Third Party Claims, such Party shall not settle, compromise or discharge, or admit any liability with respect to, such Third Party Claims without the prior written consent of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned).

(i) If the Indemnifying Party shall undertake to compromise or defend any such Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim. Such cooperation shall include (A) furnishing and, upon request, using reasonable efforts to procure the attendance of potential witnesses for interview, preparation, submission of witness statements and the giving of evidence at any related hearing; (B) promptly furnishing documentary evidence to the extent available to it or its Affiliates; and (C) using reasonable efforts to provide access to any other relevant party, including any representatives of the Parties as reasonably needed; provided,

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however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.

(ii) Notwithstanding an election by the Indemnifying Party to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of the Third Party Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (A) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (B) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(iii) The Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this Article X and keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

(iv) If the Indemnifying Party, after receiving a written notice that complies with Section 10.3(a) of a Third Party Claim, does not elect to defend such Third Party Claim within sixty (60) days after receipt of such written notice, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim (upon providing further written notice to the Indemnifying Party), subject to the right of the Indemnifying Party to (A) assume the defense of such Third Party Claim at any time prior to the settlement, compromise or final determination thereof and (B) approve the counsel selected by the Indemnified Party (“Indemnified Party Counsel”), which approval shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to any such Third Party Claim without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(v) Notwithstanding the foregoing, unless expressly agreed by the Indemnifying Party, the Indemnified Party Counsel (A) shall have

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no conflict of interest relative to the Indemnifying Party; (B) shall not previously have acted in any matter adverse to the Indemnifying Party with respect to any matters arising under this Agreement; (C) shall not assume any representation adverse to the Indemnifying Party during the time of its retention as Indemnified Party Counsel; and (D) shall not assume any representation of the Indemnified Party in any other dispute between the Parties during the time of its retention as Indemnified Party Counsel.

(vi) If the Indemnified Party wishes to admit liability or agree or compromise in respect of any Third Party Claim it is defending pursuant to Section 10.3(b)(iv), it must provide a written notification to the Indemnifying Party specifying the course of action proposed by the Indemnified Party to be taken (including the amount of any proposed settlement). If no reply is received from the Indemnifying Party within thirty (30) days of such written notification being made to it by the Indemnified Party, then the Indemnifying Party shall be deemed to have consented to the course of action proposed by the Indemnified Party to be taken; provided, however, that the Indemnified Party shall not consent, and the Indemnifying Party shall not be required to agree, to the entry into any settlement that (A) requires an express admission of wrongdoing by the Indemnifying Party or (B) provides for injunctive or other non-monetary relief affecting the Indemnifying Party in any way. If the Indemnifying Party provides written notice to the Indemnified Party within the thirty (30) day period that it does not consent to the intended course of action, it shall set out the reasons therefor, as well as the course of action which it believes should be followed in respect of any proposed admission of liability, agreement or compromise with respect to the Third Party Claim.

(vii) If an Indemnified Party otherwise settles a Third Party Claim it is defending pursuant to Section 10.3(b)(iv) without obtaining the Indemnifying Party’s written consent to such settlement (or waiting the required thirty (30) days), then the Indemnifying Party shall be relieved of its indemnification obligations hereunder with respect to such Third Party Claim unless the Indemnified Party demonstrates that (A) it was actually liable to the Third Party claimant; (B) there was no good defense available; and (C) the settlement amount was reasonable; and if the Indemnified Party does demonstrate the matters listed in the foregoing clauses (A), (B) and (C), then any right to indemnification for such Third Party Claim shall be subject to the requirements and limitations of this Article X.

Section 10.4 Limitations.

(a) Notwithstanding anything else contained in this Agreement to the contrary, but subject to Section 10.4(c), each of CitiLife’s and Primerica’s total liability (other than for the payment of Fees) under this Agreement for any and all claims arising during any single Contract Year shall not exceed the aggregate amount of the Fees

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payable by CitiLife during such Contract Year; provided, that if this Agreement has been in effect for less than twelve (12) months, the Fees shall be annualized to a full twelve (12) months.

(b) EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE X, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR LOST PROFITS OR FOR SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR IN ANY MANNER CONNECTED WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, REGARDLESS OF THE FORM OF ACTION AND WHETHER OR NOT SUCH PARTY HAS BEEN INFORMED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED, THE POSSIBILITY OF SUCH DAMAGES.

(c) THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 10.4 SHALL NOT APPLY TO DAMAGES (i) ARISING OUT OF INDEMNIFICATION CLAIMS UNDER THIS AGREEMENT, (ii) RESULTING FROM THE GROSS NEGLIGENCE OR THE WILLFUL OR INTENTIONAL MISCONDUCT OF A PARTY OR ITS PERSONNEL, (iii) STEMMING FROM PERSONAL INJURY, DEATH, OR PROPERTY DAMAGE CAUSED BY A PARTY OR ITS PERSONNEL, OR (iv) ARISING FROM EITHER PARTY’S BREACH OF ITS OBLIGATIONS SET FORTH IN ARTICLE IV OR ARTICLE VI.

Section 10.5 Exclusions. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this Article X to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any Losses to the extent that such Losses result from (a) the Indemnified Party’s willful or intentional misconduct or negligence, (b) the acts or omissions of the Indemnified Party, (c) violation of Law by the Indemnified Party or (d) acts taken by the Indemnifying Party at the Indemnified Party’s direction.

Section 10.6 Payments. Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses for which such Party is entitled to indemnification hereunder (“Indemnity Payments”) shall be paid in immediately available funds within thirty (30) Business Days of receipt by the Indemnifying Party of a written notice from the Indemnified Party that the payment that is the subject of the Indemnity Payment has been made by the Indemnified Party, except to the extent such Indemnity Payment is contested by the Indemnifying Party. All such Indemnity Payments shall be made to the designated account of, and in the manner specified in writing by, the Party entitled to such Indemnity Payments.

Section 10.7 Insurance. Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in

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connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used commercially reasonable efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

Section 10.8 Remedies Exclusive. Except as otherwise specifically provided herein, the remedies provided in this Agreement shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties with respect to Third Party Claims, and Section 10.4 shall govern with respect to all other claims for monetary remedies, in each case from and after the Effective Date in connection with any non-performance, partial or total, of any term, provision, covenant or agreement contained herein shall be governed by this Article X.

Section 10.9 Mitigation. Notwithstanding anything to the contrary contained in this Agreement, each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Agreement. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither CitiLife nor Primerica, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

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ARTICLE XI

TERM AND TERMINATION

Section 11.1 Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue until the expiration of the last-to-expire Covered Contract (the “Term”), unless earlier terminated by the Parties as provided in this Article XI. Notwithstanding the foregoing, CitiLife’s use of the PeopleSoft application Service identified at 18 in Schedule 2.1 shall commence on the Effective Date and shall continue for six (6) months thereafter, unless earlier terminated pursuant to Section 11.2(b).

Section 11.2 Termination.

(a) Termination by CitiLife or Primerica. This Agreement, or any Service provided hereunder, as applicable, may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(i) the other Party fails to perform or otherwise breaches a material provision of this Agreement and such failure or breach is not cured, to the reasonable satisfaction of the Terminating Party, within thirty (30) days of written notice thereof; provided, that the Parties first submit any such uncured failure or breach for resolution in accordance with the procedures set forth in Section 12.14;

(ii) the other Party fails to perform or otherwise breaches a material provision of this Agreement, where such second failure or breach is substantially similar to a prior failure or breach by such other Party, unless, within thirty (30) days of written notice of such subsequent failure or breach, such other Party has (A) cured such subsequent failure or breach to the reasonable satisfaction of such Party (if such failure or breach is subject to cure) and (B) demonstrated, to such Party’s sole satisfaction, that such other Party has enacted remedial measures designed to prevent the failure or breach from occurring again;

(iii) the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party;

(iv) performance of this Agreement or any Service provided hereunder has been rendered impossible for a period of at least sixty (60) days by reason of the occurrence of any Force Majeure Event, or if any other event occurs that is reasonably deemed to permanently prevent the performance of this Agreement or any Service provided hereunder; provided, however, that this Agreement may only be terminated under this Section 11.2(a)(iv) with respect to the affected Service and, provided, further, that if this Agreement is so terminated with respect to one or more affected Services, CitiLife shall be entitled to receive a corresponding reduction in the Fees; or

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(v) required by any Governmental Authority, upon thirty (30) days’ notice or sooner if necessary; provided, however, that prior to any such notice of termination, the Parties mutually agree that this Agreement cannot be amended in a manner that will satisfy such Governmental Authority without materially changing the effect or intent of this Agreement.

(b) Termination by CitiLife. Notwithstanding anything in this Agreement to the contrary, CitiLife shall have the right at any time, at its option and without cause, (i) to terminate this Agreement upon one hundred twenty (120) days prior written notice to Primerica and (ii) to terminate its use of the PeopleSoft application Service identified at 18 in Schedule 2.1 upon thirty (30) days prior written notice to Primerica and, upon the effective date of such termination, to receive a corresponding reduction in the Fees.

(c) Termination by Primerica. Notwithstanding anything in this Agreement to the contrary, Primerica shall have the right to terminate this Agreement upon three hundred sixty-five (365) days prior written notice to CitiLife in the event that any material component of the infrastructure used by Primerica to provide the Services is being discontinued and no alternative arrangements are available on commercially reasonable terms.

(d) Termination Following Assignment or Change of Control. Notwithstanding anything in this Agreement to the contrary, Primerica shall have the right to terminate this Agreement upon three hundred sixty-five (365) days prior written notice to CitiLife in the event of (i) any Change of Control of CitiLife or (ii) any sale by CitiLife of all or substantially all of the Retained Business, in each case to an unaffiliated third party, provided that Primerica provides such notice of termination within thirty (30) days following its receipt of notification of such Change of Control or sale, as applicable.

Section 11.3 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Each Party agrees and acknowledges that the obligations of Primerica to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease. Upon cessation of Primerica’s obligation to provide any Service, CitiLife shall stop using, directly or indirectly, such Service.

(b) Upon request, each Party shall, and shall cause its Affiliates and third parties (subject to the terms of such Party’s agreements with such third parties) retained by such Party or its Affiliates to, return to the other Party or, at the other Party’s option, destroy (and certify to the destruction of) all tangible personal property and books, records or files owned by such other Party or its Affiliates or third parties and used in connection with the provision or receipt of Services that are in their possession as of the termination date.

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(c) The following matters shall survive the termination of this Agreement (i) the rights and obligations of each Party under Section 5.3, Section 5.4, Section 5.5, Section 5.6, Article VI, Article VII, Article IX, Article X, this Section 11.3, Section 11.4 and Article XII and (ii) the obligations under Article IV of CitiLife to pay the applicable Fees for Services furnished prior to the effective date of termination.

Section 11.4 Termination Phase Assistance.

(a) CitiLife may elect, by written notice to Primerica delivered no later than ten (10) Business Days after the delivery of any notice of termination of this Agreement or a Service in accordance with the terms hereof, to receive migration services from Primerica as set forth herein for a period beginning as of the date of Citi’s notice and continuing until the later of (i) the date that is 60 (sixty) days following such notice of termination and (ii) the effective date of such termination (such period, the “Termination Phase”).

(b) During the Termination Phase, in addition to the Services, Primerica shall perform for CitiLife or its designee such services as are reasonably necessary to facilitate the orderly migration of the Services to CitiLife or its designee (the “Termination Phase Services”). Each Party shall use reasonable efforts, communication and cooperation to achieve the migration in a commercially reasonable manner for each of the Parties. CitiLife shall bear the costs incurred by both Parties in connection with the Termination Phase Services.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Construction; Absence of Presumption.

(a) For the purposes of this Agreement, (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words (including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Addenda) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, Exhibit and Addendum references are to the Articles, Sections, paragraphs, Schedules, Exhibits and Addenda to this Agreement, unless otherwise provided; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”; (iv) references to this Agreement shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all Schedules, Exhibits and Addenda) and any amendments hereto or thereto; (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise provided; and (v) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise provided.

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(b) For the avoidance of doubt, with respect to all references in this Agreement to “prior written consent, which shall not be unreasonably withheld, conditioned or delayed,” it shall be deemed reasonable for the applicable Party to withhold, condition or delay any such consent because of requirements of Law or any objection from a Regulatory Body, including any guidance or other advice or direction communicated informally by Regulatory Bodies to the applicable Party.

(c) The Parties hereby acknowledge that each Party and its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement (including all of the Schedules, Exhibits and Addenda) or any amendments hereto or thereto.

Section 12.2 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 12.3 Notices. All notices, demands and other communications required or permitted to be given to any Party under this Agreement must be in writing. Any such notice, demand or other communication will be deemed to have been duly given (i) when delivered by hand, courier or overnight delivery service; (ii) two (2) Business Days after deposit in the mail, provided such mail is sent certified or registered mail, return receipt requested and with first-class postage prepaid; or (iii) in the case of facsimile notice, when sent and transmission is confirmed. Regardless of method, all such notices, demands and other communications must be addressed to the Party at its address or facsimile number set forth below (or at such other address or facsimile number as the Party may furnish the other Party in accordance with this Section) and, must also be included in an email transmission using the email address provided below:

(a)	If to CitiLife:

CitiLife Financial Ltd.

8 Janetville St.

Brampton,

Ontario Canada L6P 2A3

Attn: Reza Shah

Phone: (905) 794-9494

Email address: Reza.Shah@citi.com

Citi Operations & Technology

283 King George Road, C-2

Warren, NJ 07059

Attn: Brad Tessler

Phone: (908) 563-0080

Email address: tesslerb@citi.com

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With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attn: Jeffrey Brill

Facsimile: (917) 777-2587

Email address: Jeffrey.Brill@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attn: Stuart D. Levi

Facsimile: (917) 777-2750

Email address: Stuart.Levi@skadden.com

(b)	If to Primerica:

3120 Breckinridge Boulevard

Duluth, GA 30099-0001

Attn: President

Facsimile: (770) 564-5669

With a copy to:

3120 Breckinridge Boulevard

Duluth, GA 30099-0001

Attn: General Counsel

Facsimile: (770) 564-6216

Email address: Peter.Schneider@primerica.com

Section 12.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the conflict of laws principles of such state.

Section 12.5 Jurisdiction; Venue; Consent to Service of Process. With respect to any action, suit or other proceeding resulting from, relating to or arising out of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York (and each Party agrees not to commence any such action, suit or other proceeding except in such courts). In any such action, suit or other proceeding, each Party irrevocably and

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unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims (a) that it is not subject to the jurisdiction of the above courts, (b) that such action or suit is brought in an inconvenient forum or (c) that the venue of such action, suit or other proceeding is improper. Each Party also hereby agrees that any final and unappealable judgment against a Party in connection with any such action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. With respect to any action, suit or other proceeding for which it has submitted to jurisdiction pursuant to this Section, each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 12.3 of this Agreement. Nothing in this Section shall affect the right of any Party to serve process in any other manner permitted by Law. The foregoing consent to jurisdiction shall not (a) constitute submission to jurisdiction or general consent to service of process in the State of New York for any purpose except with respect to any action, suit or proceeding resulting from, relating to or arising out of this Agreement or (b) be deemed to confer rights on any person other than the respective Parties to this Agreement.

Section 12.6 Entire Agreement. This Agreement, together with all Schedules, Exhibits and Addenda hereto and thereto, embody the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 12.7 Amendment, Modification and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party hereto. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 12.8 Severability. If any provision of this Agreement, or the application of any such provision, is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the Parties waive any provision under Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

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Section 12.9 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided, that the provisions of Article X will inure to the benefit of the Indemnified Parties and the provisions of the Data Protection Agreement and any other agreement entered into between Primerica and a third party pursuant to Section 8.6(b) shall inure to the benefit of the relevant Data Subjects, to the extent required to comply with applicable Law. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may not be unreasonably withheld or delayed) and any purported assignment without such consent shall be void; provided, that CitiLife may, without the consent of Primerica, assign or transfer any or all of its rights, and its respective related obligations hereunder, to (a) any of its Affiliates (although no such assignment shall relieve CitiLife of its obligations to Primerica or any Primerica Indemnified Party hereunder), (b) any entity which has succeeded to all or substantially all of the Retained Business so long as such entity assumes all of CitiLife’s obligations in writing or (c) any third party engaged by CitiLife to administer the Covered Contracts.

Section 12.10 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 12.11 Expenses. Except as otherwise expressly stated in this Agreement, any costs, expenses, or charges incurred by any of the Parties shall be borne by the Party incurring such cost, expense or charge whether or not the transactions contemplated by this Agreement shall be consummated.

Section 12.12 Counterparts. This Agreement may be executed by the Parties in multiple counterparts which may be delivered as an electronic copy or by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 12.13 Relationship of the Parties. Each Party and its Affiliates, as applicable, shall be acting as an independent company in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates, as applicable. Each Party and its Affiliates, as applicable, shall, at all times, maintain complete control over its Personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its Personnel. Neither Party (nor its Affiliates, as applicable) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates, as applicable) to any obligation

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or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates, as applicable), or make any promises or representations on behalf of the other Party (or its Affiliates, as applicable), unless agreed to in writing.

Section 12.14 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any Fees invoiced under Article IV or any claim by any Party that any other Party has breached the material terms hereof (each, a “Dispute”), the Service Coordinators of CitiLife and Primerica shall meet (by telephone or in person) no later than two (2) Business Days after receipt of notice by any Party of a request for resolution of a Dispute. The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach mutually satisfactory resolution of the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to an executive committee comprised of at least one member of the senior management of each Party (the “Executive Committee”). The initial members of the Executive Committee, including relevant contact information, are set forth on Schedule 12.14, and either Party may replace its Executive Committee members at any time with other representatives of similar seniority by providing notice in accordance with Section 12.3. The Executive Committee will meet (by telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute. If the Executive Committee is unable for any reason to resolve a Dispute within thirty (30) days after the receipt of notice of the Dispute, then either party may submit the Dispute to arbitration in accordance with Section 12.15 hereof as the exclusive means to resolve such Dispute.

Section 12.15 Arbitration.

(a) Any Dispute not resolved pursuant to Section 12.14 hereof shall, at the request of either Party, be finally settled by arbitration administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect (the “Rules”) except as modified herein. The arbitration shall be held in New York, New York.

(b) There shall be three (3) arbitrators of whom each Party shall select one within fifteen (15) days of respondent’s receipt of claimant’s demand for arbitration. The two party-appointed arbitrators shall select a third arbitrator to serve as Chair of the tribunal within fifteen (15) days of the selection of the second arbitrator. If any arbitrator has not been appointed within the time limits specified herein, such appointment shall be made by the AAA in accordance with the Rules upon the written request of either party within fifteen (15) days of such request. The hearing shall be held no later than one hundred twenty (120) days following the appointment of the third arbitrator.

(c) The arbitral tribunal shall permit prehearing discovery that is relevant to the subject matter of the Dispute taking into account the Parties’ desire that the arbitration be conducted expeditiously and cost effectively. All discovery shall be completed within sixty (60) days of the appointment of the third arbitrator.

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(d) By agreeing to arbitration, the Parties do not intend to deprive a court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment, or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies, to direct the Parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. For the purpose of any provisional relief contemplated hereunder, the Parties hereby submit to the exclusive jurisdiction of the New York Courts. Each Party unconditionally and irrevocably waives any objections which they may have now or in the future to the jurisdiction of the New York Courts including objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(e) The award shall be in writing, shall state the findings of fact and conclusions of law on which it is based, shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq., and judgment upon any award may be entered in any court having jurisdiction.

(f) The Parties will bear equally all fees, costs, disbursements and other expenses of the arbitration, and each Party shall be solely responsible for all fees, costs, disbursements and other expenses incurred in the preparation and prosecution of their own case; provided that in the event that a Party fails to comply with the orders or decision of the arbitral tribunal, then such noncomplying Party shall be liable for all costs and expenses (including attorneys fees) incurred by the other Party in its effort to obtain either an order to compel, or an enforcement of an award, from a court of competent jurisdiction.

(g) The arbitral tribunal shall have the authority, for good cause shown, to extend any of the time periods in this arbitration provision either on its own authority or upon the request of any of the Parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. The arbitral tribunal shall have no authority to award punitive, exemplary or multiple damages or any other damages not measured by the prevailing Parties’ actual damages. The arbitral tribunal shall have the authority to order specific performance or to issue any other type of temporary or permanent injunction.

(h) All notices by one Party to the other in connection with the arbitration shall be in accordance with the provisions of Section 12.3 hereof, except that all notices for a demand for arbitration made pursuant to this Article XII must be made by

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personal delivery or receipted overnight courier. This agreement to arbitrate shall be binding upon the successors and permitted assigns of each Party. This Agreement and the rights and obligations of the Parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CITILIFE FINANCIAL LIMITED

By:	/s/ Reza Shah
Name: Reza Shah
Title: Authorized Signatory

PRIMERICA LIFE INSURANCE COMPANY

By:	/s/ Stanton J. Shapiro
Name: Stanton J. Shapiro
Title: Executive Vice President; Clerk/Secretary